Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Second Consecutive Profitable Quarter
and Earnings Rebound for 2011

Fourth-Quarter Net Income of $1.7 Million, or $0.11 Per Diluted Share

Full-Year 2011 Operating Income of $3.4 Million vs. 2010 Loss of $6.7 Million

Conference Call to Be Held at 9a.m. ET Feb.9

Goshen, Ind.—Feb. 8, 2012—Supreme Industries, Inc. (NYSE Amex: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses and armored vehicles, today announced improved financial results for its fourth quarter and full year ended Dec.31, 2011.

Fourth-Quarter 2011

Consolidated net sales increased 20% to $65.5 million for the quarter, up from $54.5 million in last year’s comparable period. Gross profit improved 254% to $8.6 million from last year’s $2.4 million. Gross profit, as a percentage of sales, increased to13.09%, compared with 4.44% in the fourth quarter of 2010, primarily due to increased sales, improved product mix and pricing,along with better management of labor and overhead costs. The Company reported net income from continuing operations of $1.9 million which included a tax benefit of $0.4 million, or $0.12 per diluted share, for the 2011 quarter, compared witha loss from continuing operations of $7.2 million, or $0.50 per share, in the prior-year fourth quarter. Including the impact from discontinued operations, net income improved to $0.11 per diluted share, reversing the year-ago net loss of $0.61 per share.  Net income for the quarter and 2011 excluded a tax provision due to the Company’s valuation allowance.

Supreme President and Chief Executive Officer Kim Korth said: “It is very gratifying to report a second consecutive quarter of profitability for Supreme.  While we still have work to do to ensure sustained profitability for the Company, we are beginning to see increased consistency in our performance.”

Full-Year 2011

Full-year sales increased 36% to $300.8 million from $220.9 million in 2010. The sales order backlog at year end was $100 million, compared with $102 million a year ago. For the fullyear, gross profit was $32.4 million, or 10.8%, versus $18.4 million, or 8.3%, a year-ago. For the full-year 2011, income from continuing operations was $1.6 million, or $0.11 per diluted share, compared with a loss of $8.6 million, or $0.61 per share, in 2010. Including discontinued operations, net income improved to $0.05 per diluted share, reversing the year-ago net loss of $0.81 per share.

Net cash provided by operating activities during full-year 2011 totaled $14.5 million, compared with $1.3 million in 2010. Working capital was $35.8 million at Dec. 31, 2011, compared with $19.6 million at Dec. 25, 2010 which included $25.5 million outstanding under the bankline of credit classified as a current liability. Stockholders’ equity was $55.3 million, or $3.75 per share, at Dec. 31, 2011, compared with $51.9 million, or $3.62 per share, at Dec. 25, 2010.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

“While we had a difficult first half of the year, we finished 2011 with significantly improved performance in all aspects of our business.  We were particularly gratified to see the increase in sales in the fourth quarter, a quarter that historically has been soft for Supreme,” Korth added. “Entering 2012, we believe we can leverage the strong foundation built in 2011 to make further improvements in our performance.”

A live webcast of Supreme Industries’ earnings conference call can be heard tomorrow at 9 a.m. Eastern Time at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ email distribution list, please click on the link below: http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html.

About Supreme Industries

Supreme Industries, Inc. (NYSE Amex: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and armored vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events.  When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements.  Such forward-looking statements are based on assumptions made by, and information currently available to management.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases.  Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products.  The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties, and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme.  Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.
Kim Korth, 574-642-4888 Ext. 346
President and Chief Executive Officer

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Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December31,	December 25,	December31,	December 25,
	2011	2010	2011	2010
Net sales	$65,532,753	$54,485,770	$300,807,958	$220,888,586
Cost of sales	56,951,477	52,064,501	268,416,675	202,478,129
Gross profit	8,581,276	2,421,269	32,391,283	18,410,457

Selling, general and administrative expenses	7,025,316	6,062,727	27,653,505	22,373,603
Legal settlement and related costs	—	1,790,758	2,182,091	2,316,786
Impairment of assets held for sale	—	1,079,807	—	1,079,807
Other income	(228,575)	(98,316)	(850,420)	(614,578)
Operating income (loss)	1,784,535	(6,413,707)	3,406,107	(6,745,161)

Interest expense	301,033	266,211	2,243,249	1,387,506
Income (loss) from continuing operations before income taxes	1,483,502	(6,679,918)	1,162,858	(8,132,667)

Income tax (benefit) expense	(401,000)	499,625	(401,000)	499,625
Income (loss) from continuing operations	1,884,502	(7,179,543)	1,563,858	(8,632,292)

Discontinued operations
Operating loss of discontinued Oregon operations	(159,091)	(556,591)	(876,920)	(1,657,676)
Operating loss of discontinued motorhome operations	—	(1,048,604)	—	(1,239,113)
Net income (loss)	$1,725,411	$(8,784,738)	$686,938	$(11,529,081)

Income (loss) per share:
Income (loss) from continuing operations	$0.12	$(0.50)	$0.11	$(0.61)
Loss from discontinued operations	(0.01)	(0.11)	(0.06)	(0.20)

Net income (loss)	$0.11	$(0.61)	$0.05	$(0.81)

Shares used in the computation of income (loss) per share:
Basic	15,159,910	14,348,276	14,808,171	14,305,866
Diluted	15,253,754	14,348,276	15,018,371	14,305,866

Supreme Industries, Inc. and Subsidiaries Consolidated Balance Sheets

	December31,	December 25,
	2011	2010

Assets
Current assets	$69,483,071	$68,443,939
Property, plant and equipment, net	33,530,057	33,054,891
Other assets	1,683,718	38,624
Total assets	$104,696,846	$101,537,454

Liabilities
Current liabilities	$33,683,888	$48,833,930
Long-term debt	15,702,467	770,847
Total liabilities	49,386,355	49,604,777
Total stockholders’ equity	55,310,491	51,932,677
Total liabilities and stockholders’ equity	$104,696,846	$101,537,454